Exhibit 99.2

HIPPO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this “Hippo Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “Hippo” and “the Company” refer to the business and operations of Hippo Enterprises Inc. and its consolidated subsidiaries prior to the Business Combination and to Hippo Holdings Inc. and its consolidated subsidiaries, following the consummation of the Business Combination.

Overview

Hippo is a different kind of home protection company, built from the ground up to provide a new standard of care and protection for homeowners. Our goal is to make homes safer and better protected so customers spend less time worrying about the burdens of homeownership and more time enjoying their homes and the life within. Harnessing real-time data, smart home technology, and a growing suite of home services, we have created an integrated home protection platform.

The home insurance industry has long been defined by incumbents that we believe deliver a passive, high-friction experience to policyholders. We view these incumbents as constrained by outdated captive-agent distribution models, legacy technology, and strong incentives not to disrupt their businesses. Accordingly, the industry has not seen meaningful innovation in decades. We believe this results in a flawed customer experience that creates a transactional, adversarial relationship—one that pits insurance companies and their “policyholders” against each other in a zero-sum game. The outcome of this misalignment is an experience that is out of touch with the needs of modern homeowners.

As a digital-first, customer-centric company, we offer an improved customer value proposition and are well-positioned to succeed in this growing, $105 billion market. By making our policies fast and easy to buy, designing coverages around the needs of modern homeowners, and offering a proactive, white-glove claims experience, we have created an active partnership with our customers to better protect their homes, which saves our customers money and delivers a better economic outcome for Hippo.

Beyond a core insurance experience that is simple, intuitive, and human, we focus our resources on Hippo’s true promise: better outcomes for homeowners. Through our unique Smart Home program, customers may detect and address water, fire, and other issues before they become major losses. And we help our customers maintain their homes with on-demand maintenance advice and access to home check-ups designed to reduce the probability of future losses. In short, we have created an integrated home protection platform, which offers a growing suite of proactive features designed to prevent loss and provide greater peace of mind.

Our partnership with our customers is designed to create a virtuous cycle. By making homes safer, we help deliver better risk outcomes and increase customer loyalty, which improves our unit economics and customer lifetime value (“LTV”). This enables us to invest in expanding our product offering, customer value proposition, and marketing programs, which helps attract more customers to the Hippo family. This growth generates more data and insights to fuel further innovation in our product experience and improved underwriting precision. The result is even safer homes and more loyal customers. We believe this virtuous cycle, combined with our significant existing scale, deep partnerships, and compelling unit economics, will propel Hippo to become a trusted household name synonymous with home protection.

Our Business Model

There are four key components in our economic model. First, as a managing general agent (“MGA”), we manage the customer-facing experience of insurance, including sales and marketing, underwriting, policy issuance and administration, and claims administration. In exchange for these services, we earn recurring commission and fees associated with the policies we sell. While we have underwriting authority and responsibility for administering policies and claims, we do not take the bulk of the risk associated with these policies on our own balance sheet. Rather, we work with a diversified panel of highly-rated insurance companies who pay us commission in exchange for the opportunity to take the insurance risk on their own balance sheets.

We also earn commission income as a licensed insurance agency selling non-Hippo policies to our customers. Today, we earn agency commission income when we cross sell automobile, flood, earthquake, umbrella, and other policies to our homeowners customers, when a customer seeking homeowners insurance is an area where Hippo policies are unavailable in which case we place them with another carrier, or when a particular home does not meet our underwriting criteria in which case we also place these customers with another carrier when possible. As we broaden our agency offerings, we expect to distribute additional types of insurance offered by other carriers, which we expect will contribute to growth of this business. Commission income on these policies recurs as the policies renew allowing us to earn margin relative to our customer acquisition cost.

The third way we generate revenue is through our platform offering insurance-as-a-service to other MGAs who are willing to share economics with a carrier that can provide the capital and regulatory licenses needed for their business, commonly referred to as ‘fronting fees’. The economic benefits to us of providing this service extend beyond profit margins on these premiums and include capital efficiency benefits as the diversity of insurance offered allows us to secure more cost-effective reinsurance coverage. Given our diverse portfolio of homeowners insurance, the regulatory capital we are required to set aside for premium generated by these third parties is lower than these parties would need to set aside if they were to provide their own capital.

Finally, we earn revenue in the form of earned premium when we retain risk on our own balance sheet rather than ceding it to third-party reinsurers.

In the future, we anticipate generating additional revenue through our offering of value-added services such as home monitoring and maintenance.

Our Asset-Light Capital Model and Reinsurance

We have historically pursued an asset-light capital strategy to support the growth of our business. Even though we acquired a licensed carrier in 2020, we generally retain only as much risk on our balance sheet as is necessary to secure attractive terms from the reinsurers who bear the risk of the policies we sell. Those reinsurers usually insist that companies like ours retain some risk to ensure alignment of interests. For policies written in 2021, we expect to retain approximately 10% of the risk associated with Hippo homeowners policies on our own balance sheet and expect to see this increase modestly over time.

This strategy also helps support our growth: third party reinsurance helps decrease the statutory capital required to support new business growth. As a result, we expect to be able to grow at an accelerated pace with lower capital investments upfront than we would otherwise require. We have a successful track record of securing strong reinsurance treaties, providing a solid foundation for a long-term, sustainable model.

Reinsurance

We utilize reinsurance primarily to support the growth of our new and renewal insurance business, to reduce the volatility of our earnings, and to optimize our capital management.

As an MGA, we underwrite homeowners insurance policies on behalf of our affiliated insurer, Spinnaker Insurance Company, and other third-party insurance carriers. These carriers purchase reinsurance from a variety of sources and in a variety of structures. In the basic form of this arrangement, fronting insurance carriers will typically cede a large majority of the total insurance premium they earn from customers, in return for a proportional amount of reinsurance protection. This is known as “ceding” premium and losses through a “quota share” reinsurance treaty.

The fronting carrier and the MGA are paid a share of the ceded premium as compensation for sales and marketing, underwriting, insurance, support, claims administration, and other related services (in totality, known as a ceding commission). As additional protection against natural catastrophes or other large loss events, the fronting carrier frequently purchases additional, non-proportional reinsurance.

Without reinsurance protection, the insurer would shoulder all the insurance risk itself and would need incremental capital to satisfy regulators and rating agencies. Reinsurance allows a carrier to write more business while reducing its balance sheet exposure and volatility of earnings.

As a result, we believe our acquisition of Spinnaker gives us increased control over reinsurance strategy and purchasing.

Proportional Reinsurance Treaties — Hippo MGA

For our primary reinsurance treaty incepting in 2021, we secured proportional, quota share reinsurance from a diverse panel of nine third-party reinsurers with AM Best ratings of “A-” or better. We retain approximately 11% of the proportional risk through Spinnaker or our captive reinsurance company, RH Solutions Insurance, which aligns our interests with those of our reinsurers. We also seek to further reduce our risk retention through purchases of non-proportional reinsurance described below in the section titled “— Non-Proportional Reinsurance.”

Non-Proportional Reinsurance — Hippo MGA

We also purchase two forms of non-proportional reinsurance: excess of loss (“XOL”) and per-risk. Through our ownership of Spinnaker, we are exposed to the risk of larger losses and natural catastrophe events that could occur on the risks we are assuming from policies underwritten by us or other MGAs. We are also exposed to this risk through our captive reinsurer, which takes on a share of the risk underwritten by our MGA business.

Our XOL program provides protection to us from catastrophes that could impact a large number of insurance policies. The probability of losses exceeding the XOL protection purchased is approximately 0.4%, or equivalent to a 1:250 year return period. This reinsurance also caps losses at a level which protects us from all but the most severe catastrophic events.

Our per-risk program protects us from large, individual claims that are less likely to be associated with catastrophes, such as house fires. The per-risk program will respond to catastrophes on a limited basis. We have historically purchased and expect to continue to purchase this coverage for the benefit of our retained shares for losses on single policies in excess of $500,000.

Other Spinnaker MGA Programs — Reinsurance

As the fronting carrier for other MGAs, Spinnaker has reinsurance in place for several other MGA programs. Those programs are supported by a diversified panel of high-quality reinsurers similar to those on Hippo’s panel. The treaties are a mix of quota share and excess of loss in which 80% to 100% of the risk is ceded. Spinnaker’s catastrophic risk retention for each program is managed to a 1:250 year loss event across all programs.

With all our reinsurance programs, we are not relieved of our primary obligations to policyholders in the event of a default or the insolvency of our reinsurers. As a result, a credit exposure exists to the extent that any reinsurer fails to meet its obligations assumed in the reinsurance agreements. To mitigate this exposure to reinsurance insolvencies, we evaluate the financial condition of our reinsurers and, in certain circumstances, hold substantial collateral (in the form of funds withheld and letters of credit) as security under the reinsurance agreements.

Business Combination and Public Company Costs

On March 3, 2021, we entered into the Merger Agreement with Merger Sub and RTPZ. The Merger Agreement provides for, among other things, following the Domestication (including the change of RTPZ’s name to “Hippo Holdings Inc.”), (i) the merger of Merger Sub with and into Hippo, with Hippo surviving the merger as a wholly owned subsidiary of RTPZ, immediately followed by (ii) the merger of the surviving corporation of the First Merger with and into RTPZ, with RTPZ surviving the merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described and included or incorporated by reference in our Report on Form 8-K filed on August 5, 2021. Hippo will be deemed the accounting predecessor and Hippo Holdings will be the successor SEC registrant, which means that Hippo’s financial statements for previous periods will be disclosed in Hippo Holdings’ future periodic reports filed with the SEC.

The Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, Hippo Holdings is treated as the acquired company for financial statement reporting purposes. The most significant change in Hippo Holdings’ future reported financial position and results was an increase in net cash of approximately $455 million.

As a consequence of the Business Combination, Hippo became an SEC-registered and NYSE-listed company which requires us to continue to hire additional personnel and implement procedures and processes to satisfy public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

COVID-19 Impact

The COVID-19 pandemic and the measures imposed to contain it severely impacted businesses worldwide, including many in the insurance sector. Insurers of travel, events or business interruption have been directly and adversely affected by claims from COVID-19 or the lock-down it engendered. Other insurance businesses, including property and casualty lines, have also been indirectly impacted in varying ways, ranging from increased claim rates to dependency on in-person inspections during a time when such in-person interactions have been discouraged. In addition, insurance businesses dependent on office-based brokers and teams that are poorly equipped to work from home have been negatively impacted. The broader economic volatility may hurt insurers in other ways. For instance, with interest rates at all-time lows, many insurers have and may continue to see their return on capital drop, while those selling premium or discretionary products may see an increase in churn and a decrease in demand.

The magnitude and duration of the global pandemic and the impact of actions taken by governmental authorities, businesses and consumers, including the availability and acceptance of vaccines, to mitigate health risks continue to create significant uncertainty, particularly as new strains of the virus emerge and create potential challenges to vaccination efforts. We are closely monitoring the impact of the COVID-19 pandemic and related economic effects on all aspects of our business, including how it will impact our production, loss ratios, recoverability of premium, our operations, and the fair value of our investment portfolio.

Production, loss ratios and recoverability of premium:

COVID-19 has reduced our ability to perform interior home inspections on risks we underwrite, may impact loss ratios as time at home has increased, and has impacted collection of premium where moratoriums have been imposed restricting cancellation of policies for non-payment. During 2020, we also witnessed increased cost of labor, and costs associated with materials like timber. These higher costs have a direct impact to the cost of handling claims and result in more than normal loss expenses.

Due to the speed with which the COVID-19 situation has developed over the past year, the global breadth of its spread and the range of governmental and community reactions thereto, uncertainty around its duration and ultimate impact persists, and the related financial impact on our business could change and cannot be accurately predicted at this time.

Operations:

The COVID-19 pandemic has also had and continues to have a significant impact on our business operations, including with respect to employee availability and productivity, temporary increases in regulatory restrictions on operating activities (e.g. moratoria, rate actions or claim practices) that may impact our profitability, the availability and performance of third party vendors, including technology development, home inspections and repairs, and marketing programs. We may also be impacted by cybersecurity risks related to our new dependency on a remote workforce.

Our investment portfolio:

We seek to hold a high-quality, diversified portfolio of investments. During economic downturns, certain investments may default or become impaired due to deterioration in the financial condition or due to deterioration in the financial condition of an insurer that guarantees an issuer’s payments on such investments. Given the conservative nature of our investment portfolio, we do not expect a material adverse impact on the value of our investment portfolio or a long-term negative impact on our financial condition, results of operations or cash flows as it relates to COVID-19. Despite the COVID-19 pandemic, our business has continued to grow.

•	We write and place home insurance and other insurance products from our agencies that have so far been largely unaffected by COVID-19.

•

Our systems are entirely cloud based and accessible to our teams from any browser anywhere in the world. Customers’ phone calls are routed to our team’s laptops and answered and logged from wherever they happen to be. Internal communication has been via email, Slack and Zoom since our founding. Our teams are able to access systems, support customers and collaborate with each other from anywhere, much as they did before the pandemic.

•	Our customers’ experience has also been largely unaffected by the turmoil;

•	We have initiated virtual inspections for our underwriting requirements and claims processing to keep our employees, agents, policy holders and potential policy holders safe.

For more information on our operations and risks related to health epidemics, including the COVID-19 pandemic, please see the section of the proxy statement/consent solicitation statement/prospectus entitled “Risk Factors” included or incorporated by reference in our Report on Form 8-K filed on August 5, 2021.

Key Factors and Trends Affecting our Operating Performance

Our financial condition and results of operations have been, and will likely continue to be, affected by a number of factors, including the following:

Our Ability to Attract New Customers

Our long-term growth will depend, in large part, on our continued ability to attract new customers to our platform. We intend to continue to drive new customer growth by highlighting our consumer-focused approach to homeowners insurance across multiple distribution channels. In particular:

•

Our growth strategy is centered around accelerating our existing position in markets that we already serve by increasing our direct-to-consumer advertising, increasing the number of agents selling Hippo policies, and growing our network of partners within existing partner channels.

•

In addition to efforts in states where we are currently selling insurance, we also expect to drive growth by expanding into new markets across the United States and by continuing to develop new strategic partnerships with key players involved in the real estate transaction ecosystem.

•

Finally, we plan to deepen our relationships with our customers by offering value-added services, both directly and through partners, that are not specifically insurance products like home maintenance, home monitoring, and home appliance warranties.

Our ability to attract new customers depends on the pricing of our products, the offerings of our competitors, our ability to expand into new markets, and the effectiveness of our marketing efforts. Our ability to attract customers also depends on maintaining and strengthening our brand by providing superior customer experiences through our proactive, tech-enabled strategy.

We face competition from traditional insurers who have more diverse product offerings and longer established operating histories as well as from new, technology-driven entrants who may pursue more horizontal growth strategies. These competitors may mimic certain aspects of our digital platform and offerings and as they have more types of insurance products, can offer customers the ability to “bundle” multiple coverage types together, which may be attractive to many customers.

Our Ability to Retain Customers

Our ability to derive significant lifetime value from our customer relationships depends, in part, on our ability to retain our customers over time. Strong retention allows us to build a recurring revenue base, generating additional premium term over term without material incremental marketing costs. Our customers typically become more valuable to us over time because retention rates have historically increased with the age of customer cohorts and because non-catastrophic loss frequency declines as cohorts mature.

As we expect to broadly retain our customers, we expect our book of business to evolve to be weighted more towards renewals versus new business over time, as is the case with our more mature competitors. We expect that this would enable us to benefit from the higher premium retention rates and inherently lower frequency of losses that characterize renewed premiums.

Our ability to retain customers will depend on a number of factors, including our customers’ satisfaction with our products, offerings of our competitors, and our ability to continue delivering exceptional customer service and support.

Our Ability to Expand Nationally Across the United States

We believe that national expansion will be a key driver of the long-term success of our business. As of June 30, 2021, we were authorized to sell Hippo Homeowners policies in 37 states. We expect to apply our highly scalable model nationally, with a tailored approach to each state that is driven by the regulatory environment and local market dynamics. We hope to expand rapidly and efficiently across different geographies while maintaining a high level of control over the specific strategy within each state.

We expect to benefit from our ability to provide insurance across an increasing number of states in the United States. State expansion should create a broader base from which to grow while increasing the geographic diversity in our base of customers and premium. We expect that this greater diversity will reduce the impact of catastrophic weather events in any one geographic region on our overall loss ratio, improving the predictability of our financial results over time as we scale. We believe that increased geographic diversity will also improve our ability to secure attractive terms from reinsurers, which would improve our overall cost structure and profitability.

Our Ability to Expand Fee Income and Premium Through Cross-Sales to Existing Customers

Our strategy to increase the value we are providing to our customers is to offer incremental services to assist our customers in better maintaining and protecting their homes. As we roll out these services, we expect to be able to generate incremental, non-risk-based service and fee income from our existing customers. We expect these home protection services not only to generate incremental revenue, but to reduce losses for our customers, and by implication our loss ratios. Our success in expanding revenue and reducing losses by offering these services depends on our ability to market these services, our operational ability to deliver value to our customers, and the ability of these services to reduce the probability of loss for an average homeowner.

We are also in the early stages of cross-selling non-homeowner insurance products across our customer base. Cross-sales allow us to generate additional premium per customer, and ultimately higher revenue and fee income, without material incremental marketing spend. Our success in expanding revenue through cross-sales depends on our marketing efforts with new products, offerings of our competitors, additional expansion into new states, and the pricing of our bundled products.

Our Ability to Manage Risk

We leverage data, technology, and geographic diversity to help manage risk. For instance, we leverage dynamic data sources obtained through various sources and we use advanced statistical methods to model that data into our pricing algorithm. We expect to improve our ability to manage risk and price risk accurately over time as we incorporate new external data sources and utilize the experience gained over time with our own customer base. We expect this to lead to better underwriting, lower loss frequency, and adjusting for weather-related events, lower loss ratios over time. While our current reinsurance framework enhances the stability of our net loss ratio, over time, we need to reduce our overall gross loss ratio. Our success in this area depends on our ability to incorporate new data sources as they become available and to use them to improve our ability to accurately and competitively price risk.

Seasonality of customer acquisition

Seasonal patterns can impact both our rate of customer acquisition and the incurrence of claims losses. Based on historical experience, existing and potential customers move more frequently during the summer months of the year, compared to the rest of the calendar year. As a result, we may see greater demand for new or expanded insurance coverage, and increased engagement resulting in proportionately more growth during the third quarter. We expect that as we grow, expand geographically and launch new products, the impact of seasonal variability on our rate of growth may decrease.

Additionally, seasonal weather patterns impact the level and amount of claims we receive. These patterns include hurricanes, wildfires, and coastal storms in the fall, cold weather patterns and changing home heating needs in the winter, and tornados and hailstorms in the spring and summer. The mix of geographic exposure and products within our customer base impacts our exposure to these weather patterns and as we diversify our base of premium such that our exposure more closely resembles the industry exposure, we should see the impact of these events on our business more closely resemble the impact on the broader industry.

A more diverse and resilient business model

As described in the section entitled “Hippo Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Business Model” there are four components in our economic model:

1.	MGA

2.	Agency

3.	Insurance as a Service

4.	Risk Retention

During the three and six months ended June 30, 2020, we were operating primarily as an MGA where most of our economics were driven by our MGA and Agency businesses. Following the acquisition of Spinnaker Insurance Company in August 2020, we now have a more diverse and resilient business model as well as the infrastructure to support our growth trajectory.

This structural evolution of our business model has several implications:

1.	Substantive: We are retaining more risk on our balance sheet and accordingly both our net earned premium and our Loss and Loss Adjustment Expenses are expected to be higher.

2.

Financial presentation: The direct acquisition costs associated with the premium written on our carrier will shift from sales and marketing to insurance related expense and will be offset by the corresponding ceding commission and amortized over the lifetime of the policy. Only the excess of ceding commission over our direct acquisition costs will be recognized as revenue. All else being equal, for the exact same amount of premium we expect:

a.	our ceding commission will be lower

b.	our sales and marketing expense will be lower

c.	our bottom line results will be unchanged

When comparing our financial results year over year, and analyzing the year over year trends, we need to take into consideration these structural changes and their implications. We utilize a non-GAAP measure of Adjusted EBITDA to measure our operating profitability.

Acquisition of Spinnaker Insurance Company

In August 2020, we completed the acquisition of Spinnaker Insurance Company, giving us direct control over this aspect of our business. We believe the Spinnaker acquisition will enable us to maintain a capital-light model while retaining risk in a way that aligns our interests with those of the reinsurance market. We also believe it will benefit our economics; while we expect to continue writing business on third party carriers, we will no longer need to pay a fee to third parties for carrier services on the portion of business we write on Spinnaker. Our financial results in 2021 will reflect the full year of Spinnaker’s operations compared to a partial year in 2020. For more information, see the section titled “—Results of Operations” below.

Prior to the Spinnaker acquisition, Hippo received MGA commission income for the policies placed by Hippo on Spinnaker paper, and we recognized this commission income at the policy effective dates, net of risk retained by Hippo. The expense incurred for third-party sales commissions (i.e., acquisition costs) was presented on a gross basis in the statement of operations for the period January 1, 2020 to August 31, 2020 and the year ended December 31, 2019 and are included in sales and marketing line item and was not offset against the commission revenue.

After the acquisition, we have consolidated the results of Spinnaker which impact our results of operations as follows:

•	Premium for the risk retained by us is recognized on a pro-rata basis over the policy period.

•

Ceding commission on premium ceded to third party reinsurers is deferred as a liability and recognized on a pro-rata basis over the term of the policy, net of acquisition costs. To the extent ceding commission received exceeds direct acquisition costs, the excess is presented as revenue in the Commission income, Net line on our statements of operations and comprehensive loss. The consolidated company (Hippo and Spinnaker) began to earn ceding commission on premium ceded to third party reinsurers in September 2020 and the ceding commission is recognized net of acquisition costs, on a pro-rata basis over the term of the policy.

Acquisition costs incurred to acquire the Spinnaker policies are deferred and amortized over the term of the policies. Those costs include sales commissions, premium taxes, and board and bureau fees. The amortization of deferred acquisition costs is included in insurance related expenses on the consolidated statements of operations and comprehensive loss.

Loss and LAE incurred, net of losses ceded to reinsurers, will be reflected in the statement of operations for the risk we retain on the Spinnaker policies.

Investment income, net representing interest earned from fixed maturity securities, short-term securities and other investments, and the gains or losses from the sale of investments is presented as part of revenue.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with GAAP as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

Key Operating and Financial Metrics and Non-GAAP Measures

We regularly review the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.

The non-GAAP financial measure below has not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted EBITDA should not be construed an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) review and assess the operating performance of our management team; (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (v) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The results of Spinnaker Insurance Company since the date of acquisition (August 31, 2020) have been consolidated with ours and are reflected in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	($ in millions)
Total Generated Premium	$158.7	$79.0	$281.9	$144.4
Total Revenue	20.9	11.9	37.9	22.2
Net Loss attributable to Hippo	(84.5)	(24.8)	(279.8)	(48.7)
Adjusted EBITDA	(42.3)	(18.8)	(78.0)	(40.4)
Gross Loss Ratio	161%	106%	177%	108%
Net Loss Ratio	210%	132%	204%	130%

Total Generated Premium

We define Total Generated Premium (“TGP”) as the aggregate written premium placed across all our business platforms for the period presented. We measure TGP as it reflects the volume of our business irrespective of choices related to how we structure our reinsurance treaties, the amount of risk we retain on our own balance sheet, or the amount of business written in our capacity as an MGA, agency, or as an insurance carrier/reinsurer. We calculate TGP as the sum of:

i)	Gross written premium (“GWP”) — a GAAP measure defined below; and

ii)

Gross placed premium — premium of policies placed with third-party insurance companies, for which we do not retain insurance risk and for which we earn a commission payment, and policy fees charged by us to the policyholders on the effective date of the policy.

Our Total Generated Premium for the three months ended June 30, 2021 grew 101% year over year to $158.7 million from $79.0 million for the three months ended June 30, 2020. The growth was driven primarily by growth across channels in existing states, expansion into 9 new states, expansion of our independent agent network, launch of new strategic partnerships, maintaining solid premium retention levels and expansion of our insurance as a service platform.

Our Total Generated Premium for the six months ended June 30, 2021 grew 95% year over year to $281.9 million from $144.4 million for the six months ended June 30, 2020. The growth was driven primarily by growth across channels in existing states, expansion into 14 new states, expansion of our independent agent network, launch of new strategic partnerships, maintaining solid premium retention levels, and expansion of our insurance as a service platform.

Our Total Generated Premium for the three and six months ended June 30, 2020 excludes $24.0 million and $47.8 million, respectively, of Spinnaker non-Hippo programs written premium since the Spinnaker acquisition closed on August 31, 2020.

The following table presents Total Generated Premium for the periods presented (in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Gross Written Premium	$128.6	$5.5	$123.1	$227.7	$14.7	$213.0
Gross Placed Premium	30.1	73.5	(43.4)	54.2	129.7	(75.5)
Total Generated Premium	$158.7	$79.0	$79.7	$281.9	$144.4	$137.5

The decrease in Gross Placed Premium is a direct result of the Spinnaker acquisition. After the acquisition, premium that would have been placed on Spinnaker and included in Gross Placed Premium is now recognized as Gross Written Premium.

Total Revenue

For the three months ended June 30, 2021, total revenue was $20.9 million an increase of $9.0 million compared to $11.9 million for the three months ended June 30, 2020. This increase is driven by increases in net earned premium and service and fee income of $7.7 million and $3.3 million, respectively; offset by a decrease in net commission income of $1.9 million as a result of the Spinnaker acquisition.

For the six months ended June 30, 2021, total revenue was $37.9 million an increase of $15.7 million compared to $22.2 million for the six months ended June 30, 2020. This increase is driven by increases in net earned premium and service and fee income of $15.0 million and $5.0 million, respectively; offset by a decrease in net commission income of $3.9 million as a result of the Spinnaker acquisition.

Net Loss attributable to Hippo

Net Loss attributable to Hippo is calculated in accordance with GAAP as total revenue less total expenses and taxes, reduced by net income attributable to non-controlling interests, net of tax.

For the three months ended June 30, 2021, net loss attributable to Hippo was $84.5 million an increase of $59.7 million compared to $24.8 million for the three months ended June 30, 2020. This was primarily driven by an increase in non-cash fair value losses recorded on preferred stock warrants and on the derivative liability on our outstanding convertible promissory notes of $24.7 million, an increase in losses and loss adjustment expense of $18.1 million due to two strong hailstorms in Texas, where we had a high concentration of total insured value, and non-cash interest expense of $11.3 million on the outstanding convertible promissory notes.

For the six months ended June 30, 2021, net loss attributable to Hippo was $279.8 million an increase of $231.1 million compared to $48.7 million for the six months ended June 30, 2020. This was primarily driven by an increase in non-cash fair value losses recorded on preferred stock warrants and on the derivative liability on our outstanding convertible promissory notes of $161.1 million, an increase in losses and loss adjustment expense of $33.5 million due to more risk retained on policies written and abnormally high weather-related losses, including the Texas winter storm in February 2021 (“Uri”), a higher concentration in areas impacted by the weather-related losses, and non-cash interest expense of $21.9 million on the outstanding convertible promissory notes.

Adjusted EBITDA

We define Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”), a Non-GAAP financial measure, as net loss attributable to Hippo excluding interest expense, income tax expense, depreciation, amortization, stock-based compensation, net investment income, other non-cash fair market value adjustments for outstanding preferred stock warrants and derivative liabilities on the convertible promissory notes and contingent consideration for one of our acquisition and other transactions that we consider to be unique in nature.

For the three months ended June 30, 2021, adjusted EBITDA loss was $42.3 million an increase of $23.5 million compared to $18.8 million for the three months ended June 30, 2020, due primarily to an increase in our loss and loss adjustment expense due to more risk retained on policies written, and due to two strong hail storms in Texas, where we had a high concentration of total insured value.

For the six months ended June 30, 2021, adjusted EBITDA loss was $78.0 million an increase of $37.6 million compared to $40.4 million for the six months ended June 30, 2020, due primarily to an increase in our loss and loss adjustment expense due to more risk retained on policies written, abnormally high weather related losses, including Uri, and a higher concentration in areas impacted by the weather-related losses.

The following table provides a reconciliation from net loss attributable to Hippo to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss attributable to Hippo	$(84.5)	$(24.8)	$(279.8)	$(48.7)
Adjustments:
Net investment income	(0.1)	(0.2)	(0.2)	(0.6)
Depreciation and amortization	2.6	1.6	5.1	3.0
Interest expense	11.3	—	21.9	—
Stock-based compensation	2.8	0.9	5.3	1.8
Fair value adjustments	24.7	3.0	161.1	4.1
Contingent consideration charge	0.7	0.7	1.3	—
Other one-off transactions	—	—	7.0	—
Income taxes (benefit) expense	0.2	—	0.3	—

Adjusted EBITDA(1)	$(42.3)	$(18.8)	$(78.0)	$(40.4)

(1)

In previous disclosures our Adjusted EBITDA calculation included an adjustment for capitalization of internal use software costs. We no longer include this adjustment as we believe the current presentation is more relevant and in-line with our peers and relevant comparable companies. We have adjusted the historical periods accordingly.

Gross Loss Ratio

Gross Loss Ratio expressed as a percentage, is the ratio of the Gross Losses and LAE, to the Gross Earned Premium (in millions).

	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Gross Losses and LAE	$140.5	$3.3	$286.2	$5.2
Gross Earned Premium	87.1	3.1	161.5	4.8
Gross Loss Ratio	161%	106%	177%	108%

Net Loss Ratio

Net Loss Ratio expressed as a percentage, is the ratio of the Net Losses and LAE, to the Net Earned Premium (in millions).

	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Net Losses and LAE	$21.4	$3.3	$38.7	$5.2
Net Earned Premium	10.2	2.5	19.0	4.0
Net Loss Ratio	210%	132%	204%	130%

For the three months ended June 30, 2021, our Gross Loss Ratio was 161% compared with 106% for the three months ended June 30, 2020. For the six months ended June 30, 2021, our Gross Loss Ratio was 177% compared with 108% for the six months ended June 30, 2020. The increase is due primarily to the impact of higher weather-related losses. Excluding the impact of the Texas winter storm Uri, our Gross Loss Ratio for the six months ended June 30, 2021 would have been 119%.

For the three months ended June 30, 2021, our Net Loss Ratio was 210% compared with 132% for the three months ended June 30, 2020. The increase is due primarily to the impact of higher weather-related losses. For the six months ended June 30, 2021, our Net Loss Ratio was 204% compared with 130% for the six months ended June 30, 2020. The increase is due to the impact of abnormally high weather-related losses, including the Texas winter storm Uri in February 2021.

Key GAAP Financial Terms

Gross Written Premium

Gross written premium is the amount received or to be received for insurance policies written or assumed by us and our affiliates as a carrier, without reduction for policy acquisition costs, reinsurance costs or other deductions. In addition, gross written premium includes amounts received from our participation in our own reinsurance treaty. The volume of our gross written premium in any given period is generally influenced by:

•	New business submissions;

•	Binding of new business submissions into policies;

•	Bound policies going effective;

•	Renewals of existing policies; and

•	Average size and premium rate of bound policies.

Ceded Written Premium

Ceded written premium is the amount of gross written premium written or assumed by us and our affiliates as a carrier, that we cede to reinsurers. We enter into reinsurance contracts to limit our exposure to losses as well as to provide additional capacity for growth. Ceded written premium is treated as a reduction from gross written premium written during a specific period of time over the reinsurance contract period in proportion to the period of risk covered. The volume of our ceded written premium is impacted by the level of our gross written premium and decisions we make to increase or decrease retention levels.

Gross Earned Premium

Gross Earned Premium (“GEP”) represents the earned portion of our gross written premium. Our insurance policies generally have a term of one year and premium is earned pro rata over the term of the policy.

Components of Results of Operations

Revenue

Net Earned Premium

Net earned premium represents the earned portion of our gross written premium for insurance policies written or assumed by us and less ceded written premium (any portion of our gross written premium that is ceded to third-party reinsurers under our reinsurance agreements). We earn written premiums on a pro-rata basis over the term of the policies.

Commission Income, net includes:

a.

MGA Commission: We operate as an MGA for multiple insurers. We design and underwrite insurance products on behalf of the insurers culminating in the sale of insurance policies. We earn recurring commission and policy fees associated with the policies we sell. While we have underwriting authority and responsibility for administering claims, we do not take the risk associated with policies on our own balance sheet. Rather, we work with carrier platforms and a diversified panel of highly rated reinsurance companies who pay us commission in exchange for the opportunity to take that risk on their balance sheets. Our performance obligation associated with these contracts is the placement of the policy, which is met on the effective date. Upon issuance of a new policy, we charge policy fees and inspection fees (see Service and Fee Income below), retain our share of ceding commission, and remit the balance premium to the respective insurers. Subsequent ceding commission adjustments arising from policy changes such as endorsements are recognized when the adjustments can be reasonably estimated.

b.

Agency Commission: We also operate licensed insurance agencies that are engaged solely in the sale of policies, including non-Hippo policies. For these policies, we earn a recurring agency commission from the carriers whose policies we sell, which is recorded in the commission income, net line on our statements of operations and comprehensive loss. Similar to the MGA businesses, the performance obligation from the agency contracts is placement of the insurance policies.

For both MGA and insurance agency activities, we recognize commission received from insurers for the sale of insurance contracts as revenue at a point in time on the policy effective dates. Cash received in advance of policy effective dates is recorded on the consolidated balance sheets, representing our portion of commission and premium due to insurers and reinsurers, and hold this cash in trust for the benefit of the insurers and reinsurers as fiduciary liabilities. The MGA commission is subject to adjustments, higher or lower (commonly referred to as “commission slide”), depending on the underwriting performance of the policies placed by us. We are required to return portion of our MGA commission due to commission slide received on the policies placed by MGA if the underwriting performance varies due to higher Hippo programs loss ratio from contractual performance of the Hippo programs loss ratio or if the policies are cancelled before the term of the policy; accordingly, we reserve for commission slide using estimated Hippo programs loss ratio performance, and a cancellation reserve is estimated as a reduction of revenue for each period presented in our statement of operations and comprehensive loss.

c.

Ceding Commission: We receive commission based on the premium we cede to third-party reinsurers for the reimbursement for our acquisition and underwriting services. Excess of ceding commission over the cost of acquisition and underwriting expenses is included in the commission income, net line on our statements of operations and comprehensive loss. For the policies that we write on our own carrier as MGA, we recognize this commission as ceding commission on the statement of operations and comprehensive loss. We earn commission on reinsurance premium ceded in a manner consistent with the recognition of the earned premium on the underlying insurance policies, on a pro-rata basis over the terms of the policies reinsured. We record the portion of ceding commission income which represents reimbursement of successful direct acquisition costs related to the underlying policies as an offset to the applicable direct acquisition costs.

d.

Carrier Fronting Fees: Through our insurance-as-a-service business we earn recurring fees from the MGA programs we support. We earn fronting fees in a manner consistent with the recognition of the earned premium on the underlying insurance policies, on a pro-rata basis over the terms of the policies. This revenue is included in the Commission income, net line on our statements of operations and comprehensive loss.

e.

Claim Processing Fees: As an MGA we receive a fee, that is calculated as a percent of the premium, from the insurers in exchange for providing claims adjudication services. The claims adjudication services are provided over the term of the policy and recognized ratably over the same period. This revenue is included in the Commission income, net line on our statements of operations and comprehensive loss.

Service and Fee Income:

Service and fee income mainly represents policy fees and other revenue. We directly bill policyholders for policy fees and collect and retain fees per the terms of the contracts between us and our insurers. Similar to the commission revenue, we estimate a cancellation reserve for policy fees using historical information. The performance obligation associated with these fees is satisfied at a point in time upon completion of the underwriting process, which is the policy effective date. Accordingly, we recognize all fees as revenue on the policy effective date.

Net Investment Income

Net investment income represents interest earned from fixed maturity securities, short-term securities and other investments, and the gains or losses from the sale of investments. Our cash and invested assets primarily consist of fixed-maturity securities, and may also include cash and cash equivalents, equity securities, and short-term investments. The principal factors that influence net investment income are the size of our investment portfolio and the yield on that portfolio. As measured by amortized cost (which excludes changes in fair value, such as changes in interest rates), the size of our investment portfolio is mainly a function of our invested equity capital along with premium we receive from our customers less payments on customer claims.

Net investment income also includes an insignificant amount of net realized gains (losses) on investments, which are a function of the difference between the amount received by us on the sale of a security and the security’s amortized cost, as well as any allowances for credit losses recognized in earnings, if any.

Expenses

Loss and Loss Adjustment Expenses

Loss and loss adjustment expense (LAE) represents the costs incurred for losses net of amounts ceded to reinsurers. We enter into reinsurance contracts to limit our exposure to potential losses as well as to provide additional capacity for growth. These expenses are a function of the size and term of the insurance policies and the loss experience associated with the underlying risks. Loss and LAE are based on actuarial assumptions and management judgements, including losses incurred during the period and changes in estimates from prior periods. Loss and LAE also includes employee compensation, including stock-based compensation and benefits, of our claims processing teams as well as allocated occupancy costs and related overhead based on headcount.

Insurance Related Expenses

Insurance related expenses primarily consist of amortization of direct acquisition commission costs and premium taxes incurred on the successful acquisition of business written on a direct basis, and credit card processing fees not charged to our customers. Insurance related expenses also includes employee compensation, including stock-based compensation and benefits, of the Company’s underwriting teams as well as allocated occupancy costs and related overhead based on headcount, and amortization of capitalized internal use software costs. Insurance related expenses are offset by the portion of ceding commission income which represents reimbursement of successful acquisition costs related to the underlying policies. Additionally, insurance related expenses include the costs of providing bound policies and delivering claims services to our customers. These costs include underwriting technology service costs including software, data services used for performing underwriting, and third-party call center costs in addition to personnel-related costs.

Technology and Development

Technology and development expenses primarily consist of employee compensation, including stock-based compensation and benefits for our technology staff, which includes information technology development, infrastructure support, actuarial, and third-party services. Technology and development also include allocated facility costs and related overhead based on headcount.

We expense development costs as incurred, except for costs related to internal-use software development projects which are capitalized and subsequently depreciated over the expected useful life of the developed software. We expect our technology and development costs to increase for the foreseeable future as we continue to invest in research and develop activities to achieve our technology development roadmap.

Sales and Marketing

Sales and marketing expenses primarily consist of sales commission expense for policies placed on third-party carriers by us as a managing general agent, advertising costs, and marketing expenditures as well as employee compensation, including stock-based compensation and benefits for employees engaged in sales, marketing, data analytics and customer acquisition. We expense advertising costs as incurred. Sales and marketing also include allocated facility costs and related overhead based on headcount.

We plan to continue to invest in sales and marketing to attract and acquire new customers and to increase our brand awareness. We expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to scale our business and invest in developing a nationally recognized brand. We expect that sales and marketing costs will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue in the near-term. We expect that, in the long-term, our sales and marketing costs will decrease as a percentage of revenue as we continue to drive customer acquisition efficiencies and as the proportion of renewals to our total business increases.

General and Administrative

General and administrative expenses primarily consist of employee compensation, including stock-based compensation and benefits for our finance, human resources, legal, and general management functions, as well as facilities and professional services. We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC and other regulatory bodies, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Interest and Other Expense

Interest and other expense primarily consist of interest expense incurred for the convertible promissory notes, and fair value adjustments on preferred stock warrant liabilities and embedded derivative on convertible promissory notes. The convertible promissory notes will convert into equity immediately prior to the closing of the proposed merger, eliminating the associated interest expense for the future periods after the consummation of the merger.

Income Taxes

We record income taxes using the asset and liability method. Under this method, we record deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. We measure these differences using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.

We record a valuation allowance to reduce deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included in the proxy statement/prospectus included or incorporated by reference in our Report on Form 8-K filed on August 5, 2021. The following table sets forth our consolidated results of operations data for the periods presented (dollars in millions):

	Three Months Ended June 30				Six Months Ended June 30
	2021	2020	Change	% Change	2021	2020	Change	% Change
Revenue:
Net earned premium	$10.2	$2.5	$7.7	308%	$19.0	$4.0	$15.0	375%
Commission income, net.	6.5	8.4	(1.9)	(23)%	11.6	15.5	(3.9)	(25)%
Service and fee income	4.1	0.8	3.3	413%	7.1	2.1	5.0	238%
Net investment income	0.1	0.2	(0.1)	(50)%	0.2	0.6	(0.4)	(67)%

Total revenue.	20.9	11.9	9.0	76%	37.9	22.2	15.7	71%
Expenses:
Loss and Loss Adjustment Expenses	21.4	3.3	18.1	548%	38.7	5.2	33.5	644%
Insurance related expenses	8.5	4.1	4.4	107%	16.0	8.0	8.0	100%
Technology and development	7.5	3.7	3.8	103%	14.5	7.3	7.2	99%
Sales and marketing	22.2	17.3	4.9	28%	46.9	35.3	11.6	33%
General and administrative	8.8	5.5	3.3	60%	17.1	11.1	6.0	54%
Interest and other expense	36.0	2.9	33.1	1141%	183.1	4.0	179.1	4478%

Total expenses	104.4	36.8	67.6	184%	316.3	70.9	245.4	346%

Loss before income taxes	(83.5)	(24.9)	(58.6)	235%	(278.4)	(48.7)	(229.7)	472%
Income taxes (benefit) expense	0.2	—	0.2	N/A	0.3	—	0.3	N/A

Net loss	(83.7)	(24.9)	(58.8)	236%	(278.7)	(48.7)	(230.0)	472%

Net income (loss) attributable to noncontrolling interests, net of tax	0.8	(0.1)	0.9	900%	1.1	—	1.1	N/A

Net loss attributable to Hippo	$(84.5)	$(24.8)	$(59.7)	241%	$(279.8)	$(48.7)	$(231.1)	475%

Other comprehensive income:
Change in net unrealized gain on available-for-sale securities, net of tax	0.3	(0.2)	0.5	(250)%	(0.3)	—	(0.3)	N/A

Comprehensive loss attributable to Hippo	$(84.2)	$(25.0)	$(59.2)	237%	$(280.1)	$(48.7)	$(231.4)	475%

Comparison of the Three and Six Months Ended June 30, 2021 and 2020

Net earned premium

For the three months ended June 30, 2021, net earned premium was $10.2 million, an increase of $7.7 million compared to $2.5 million for the three months ended June 30, 2020. For the six months ended June 30, 2021, net earned premium was $19.0 million, an increase of $15.0 million compared to $4.0 million for the six months ended June 30, 2020. The three and six months increases are due to year over year growth of our total book of business and our acquisition of Spinnaker, which closed on August 31, 2020.

The following table presents gross written premium, ceded written premium, net written premium, change in unearned premium, and net earned premium for the three and six months ended June 30, 2021 and 2020 (in millions).

	Three Months Ended June 30			Six Months Ended June 30
	2021	2020	Change	2021	2020	Change
Gross written premium	$128.6	$5.5	$123.1	$227.7	$14.7	$213.0
Ceded written premium	116.4	—	116.4	208.4	2.0	206.4

Net written premium.	12.2	5.5	6.7	19.3	12.7	6.6
Change in unearned premium	(2.0)	(3.0)	1.0	(0.3)	(8.7)	8.4

Net earned premium	$10.2	$2.5	$7.7	$19.0	$4.0	15.0

Commission Income, net

For the three months ended June 30, 2021, commission income was $6.5 million, a decrease of $1.9 million, or 23%, compared to $8.4 million for the three months ended June 30, 2020. This is a direct result of the structural change in our business due to the acquisition of Spinnaker, which led to a decrease in our MGA commission income of $6.0 million. This was partially offset by increase in ceding commission and agency commissions of $3.3 million and $0.8 million, respectively.

For the six months ended June 30, 2021, commission income was $11.6 million, a decrease of $3.9 million, or 25%, compared to $15.5 million for the six months ended June 30, 2020. This is a direct result of the structural change in our business due to the acquisition of Spinnaker, which led to a decrease in our MGA commission income of $10.6 million. This was partially offset by increase in ceding commission and agency commissions of $5.6 million and $1.1 million respectively.

Service and Fee Income

For the three months ended June 30, 2021, service and fee income was $4.1 million, an increase $3.3 million, or 413%, compared to $0.8 million for the three months ended June 30, 2020. The increase was due primarily to increased policy fees and other revenue due to an increase in the volume of policies placed by our MGA services.

For the six months ended June 30, 2021, service and fee income was $7.1 million, an increase of $5.0 million, or 238%, compared to $2.1 million for the six months ended June 30, 2020. The increase was due primarily to increased policy fees and other revenue due to an increase in the volume of policies placed by our MGA services.

Net Investment Income

For the three months ended June 30, 2021, net investment income was $0.1 million, a decrease of $0.1 million, compared to $0.2 million for the three months ended June 30, 2020. The decrease was primarily driven by decrease in interest rates compared to the same period in the prior year. We mainly invested in corporate securities, residential mortgage-backed securities and other fixed maturities securities issued by U.S. government and agencies.

For the six months ended June 30, 2021, net investment income was $0.2 million, a decrease of $0.4 million, compared to $0.6 million for the six months ended June 30, 2020. The decrease was primarily driven by decrease in interest rates compared to the same period in the prior year. We mainly invested in corporate securities, residential mortgage-backed securities and other fixed maturities securities issued by U.S. government and agencies.

Loss and Loss Adjustment Expenses

For the three months ended June 30, 2021, loss and loss adjustment expenses were $21.4 million, an increase of $18.1 million, compared to $3.3 million for the three months ended June 30, 2020. The increase was due primarily to an increase in our loss and loss adjustment expense as a result of more risk retained on policies written, and due to two strong hailstorms in Texas, where we had a high concentration of total insured value.

For the six months ended June 30, 2021, loss and loss adjustment expenses were $38.7 million, an increase of $33.5 million, compared to $5.2 million for the six months ended June 30, 2020. The increase was due to more risk retained on policies written, abnormally high weather-related losses, including the Texas winter storm Uri in February 2021, and a higher concentration in areas impacted by the weather-related losses.

Insurance Related Expenses

For the three months ended June 30, 2021, insurance related expenses were $8.5 million, an increase $4.4 million, or 107%, compared to $4.1 million for the three months ended June 30, 2020. The increase was due primarily to a $0.9 million increase in underwriting costs, $0.8 million increase in employee-related costs, $0.6 million increase in amortization of deferred acquisition costs, and $0.5 million increase in amortization expense attributable to capitalized internal use software. These increases were to support the growth of our business.

For the six months ended June 30, 2021, insurance related expenses were $16.0 million, an increase $8.0 million, or 100%, compared to $8.0 million for the six months ended June 30, 2020. The increase was due primarily to a $1.8 million increase in amortization of deferred acquisition costs, $1.4 million increase in employee-related costs, $1.3 million increase in underwriting costs, and $1.0 million increase in amortization expense attributable to capitalized internal use software. These increases were to support the growth of our business.

Technology and Development Expenses

For the three months ended June 30, 2021, technology and development expense were $7.5 million, an increase of $3.8 million, or 103%, compared to $3.7 million for the three months ended June 30, 2020. The increase was due primarily to an increase in employee-related costs of $3.6 million, including an increase in stock-based compensation of $0.5 million, and partially offset by an increase in capitalized costs for the development of internal-use software of $1.0 million, driven by an increase in headcount to support our growth.

For the six months ended June 30, 2021, technology and development expense were $14.5 million, an increase of $7.2 million, or 99%, compared to $7.3 million for the six months ended June 30, 2020. The increase was due primarily to an increase in employee-related costs of $7.0 million, including an increase in stock-based compensation of $1.0 million, and partially offset by an increase in capitalized costs for the development of internal-use software of $1.9 million, driven by an increase in headcount to support our growth.

Sales and Marketing Expenses

For the three months ended June 30, 2021, sales and marketing expense was $22.2 million, an increase of $4.9 million, or 28%, compared to $17.3 million for the three months ended June 30, 2020. The increase was due primarily due to $3.4 million of employee-related expenses including $1.0 million of stock-based compensation, driven by an increase in headcount to support our growth, $6.3 million in advertising costs, and $0.7 million in consultant costs. These amounts are offset by a decrease in direct acquisition costs of $7.5 million, which have now been deferred and the related amortization included in insurance related expenses after the acquisition of Spinnaker in the third quarter of 2020.

For the six months ended June 30, 2021, sales and marketing expense was $46.9 million, an increase of $11.6 million, or 33%, compared to $35.3 million for the six months ended June 30, 2020. The increase was due primarily to $7.7 million in advertising costs, $7.0 million in service fees related to the issuance of a convertible promissory note, $6.1 million of employee-related expenses including $1.8 million of stock-based compensation, driven by an increase in headcount to support our growth, $1.3 million in change in fair value of contingent consideration and $1.1 million in licensing fees. These amounts are partially offset by a decrease in direct acquisition costs of $15.0 million, which have now been deferred and the related amortization included in insurance related expenses after the acquisition of Spinnaker in the third quarter of 2020.

General and Administrative Expenses

For the three months ended June 30, 2021, general and administrative expense was $8.8 million, an increase of $3.3 million, or 60%, compared to $5.5 million for the three months ended June 30, 2020. The increase was due primarily to an increase in employee-related expenses of $2.8 million, including stock-based compensation of $0.5 million, driven by an increase in headcount to support our growth.

For the six months ended June 30, 2021, general and administrative expense was $17.1 million, an increase of $6.0 million, or 54%, compared to $11.1 million for the six months ended June 30, 2020. The increase was due primarily to an increase in employee-related expenses of $5.0 million, including stock-based compensation of $1.0 million, driven by an increase in headcount to support our growth.

Interest and Other Expense

For the three months ended June 30, 2021, interest and other expense was $36.0 million, an increase of $33.1 million compared to $2.9 million for the three months ended June 30, 2020. The increase was due primarily to an increase in fair value losses recorded on preferred stock warrants of $17.5 million due to the increase in the fair market value of our outstanding preferred stock and an increase in fair value losses recorded on the derivative liability on our outstanding convertible promissory notes of $7.2 million. We also recorded interest expense on the outstanding convertible promissory notes of $11.3 million.

For the six months ended June 30, 2021, interest and other expense was $183.1 million, an increase of $179.1 million compared to $4.0 million for the six months ended June 30, 2020. The increase was due primarily to an increase in fair value losses recorded on preferred stock warrants of $110.5 million due to the increase in the fair market value of our outstanding preferred stock and an increase in fair value losses recorded on the derivative liability on our outstanding convertible promissory notes of $46.5 million. We also recorded interest expense on the outstanding convertible promissory notes of $21.8 million.

Income Taxes

For the three months ended June 30, 2021, income tax expense was $0.2 million, an increase of $0.2 million, compared to $0 for the three months ended June 30, 2020.

For the six months ended June 30, 2021, income tax expense was $0.3 million, an increase of $0.3 million, compared to $0 for the six months ended June 30, 2020.

Liquidity and Capital Resources

Sources of Liquidity

Our capital requirements will depend on many factors, including the volume of issuance of insurance policies, the timing and extent of spending to support research and development efforts, investments in information technology systems, and the expansion of sales and marketing activities. Until we can generate sufficient revenue and other income to cover operating expenses, working capital and capital expenditures, we expect the funds raised in our preferred stock and convertible notes financings, the PIPE, and the Business Combination, to fund cash needs. In the future, we may raise additional funds through the issuance of debt or equity securities or the borrowing of money. We cannot assure that such funds will be available on favorable terms, or at all.

On July 8, 2020, we issued shares of our Series E Convertible Preferred Stock for aggregate proceeds of $150 million.

In November and December 2020, we raised an additional $365.0 million of cash by issuing convertible promissory notes. The convertible promissory notes will convert into shares or our common stock immediately prior to the closing of the Business Combination.

We are a member of the Federal Home Loan Bank (FHLB) of New York, which provides secured borrowing capacity. Our borrowing capacity as of June 30, 2021, is $11.2 million, and there were no outstanding amounts under this agreement.

As of June 30, 2021, we had $410.2 million of cash and restricted cash and $56.6 million of available-for-sale fixed income securities. To date, we have funded operations primarily with issuances of convertible preferred stock and convertible promissory notes and from net proceeds from revenue. Our existing sources of liquidity include cash and cash equivalents and marketable securities.

Subsequently, on August 3, 2021, we completed our business combination with Reinvent Technology Partners Z through a reverse recapitalization. As part of this transaction, we received net proceeds of $455 million.

Since our inception, we have incurred operating losses, including net losses attributable to Hippo of $141.5 million for the year ended December 31, 2020, and $279.8 million for the six months ended June 30, 2021. We had an accumulated deficit of $256.6 million as of December 31, 2020, and $536.4 million as of June 30, 2021. We expect to continue to incur operating losses for the foreseeable future due to continued investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business. We believe that current cash, cash equivalents, and expected net proceeds from the Business Combination will be sufficient to meet our working capital and capital expenditure needs for the foreseeable future..

Cash Flow Summary

The following table summarizes our cash flows for the periods presented (in millions):

	Six Months Ended June 30
	2021	2020	Change
Net cash provided by (used in):
Operating activities	$(69.2)	$(22.9)	$(46.3)
Investing activities	$(10.2)	$64.8	$(75.0)
Financing activities	$(2.8)	$3.0	$(5.8)

Operating Activities

Cash used in operating activities was $69.2 million for the six months ended June 30, 2021, an increase of $46.3 million, from $22.9 million for the six months ended June 30, 2020. This increase was due primarily to the $230.0 million increase in our net loss for the six months ended June 30, 2021, partially offset by non-cash charges and net cash provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of an increase in the change in fair value of derivative liability on our outstanding preferred stock warrants liabilities of $110.5 million, increase in the change in fair value on the derivative on our convertible promissory notes of $46.5 million, increase amortization of debt discount of $17.1 million, and increase in non-cash service expense of $7.0 million.

Investing Activities

Cash used in investing activities was $10.2 million for the six months ended June 30, 2021, primarily due to purchases of intangible assets and investments, partially offset by maturities and sales of investment securities.

Cash provided by investing activities was $64.8 million for the six months ended June 30, 2020 primarily due to maturities and sales of investments.

Financing Activities

Cash used in financing activities was $2.8 million for the six months ended June 30, 2021, which consisted primarily of payments of contingent consideration and transaction related costs, partially offset by proceeds from the exercise of options.

Cash provided by financing activities was $3.0 million for the six months ended June 30, 2020, which consisted primarily of proceeds from the issuance of preferred stock, net of issuance costs, partially offset by payments of contingent consideration.

Commitments and Contractual Obligations

There have been no material changes to our contractual obligations from those described in the Audited Consolidated Financial Statements for the year ended December 31, 2021 included in the proxy statement/prospectus included or incorporated by reference in our Report on Form 8-K filed on August 5, 2021, other than an increase in Unpaid Loss and Loss Adjustment Expense. Unpaid Loss and Loss Adjustment Expense is $195.2 million as of June 30, 2021.

Off-Balance Sheet Arrangements

Certain employees early exercised stock options in exchange for promissory notes. We have accounted for the promissory notes as nonrecourse in their entirety since the promissory notes are not aligned with a corresponding percentage of the underlying shares. We have accounted for the transaction as a stock option grant, the exercise price of this stock option is the principal and interest due on the promissory note. The loan and interest receivables are not recorded in the consolidated balance sheets.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts in our condensed consolidated financial statements. We evaluate our estimates on an on-going basis, including those related to our revenue, loss and loss adjustment expense reserve, recoverability of our net deferred tax asset, goodwill and intangible assets, business combinations, fair value of common stock, valuation of embedded derivatives and redeemable convertible preferred stock warrant liability. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual results have historically been reasonably consistent with management’s expectations, the actual results may differ from these estimates or our estimates may be affected by different assumptions or conditions.

Management believes there have been no significant changes for the three and six months ended June 30, 2021 to the items that we disclosed as our critical accounting estimates in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Report on the 8-K filed on August 5, 2021.

Recent Accounting Pronouncements

See Note 1 to Hippo’s consolidated financial statements included elsewhere in this filing for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of June 30, 2021.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates. We are primarily exposed to market risk through our fixed maturities investments. We invest our excess cash primarily in money market accounts, corporate and foreign securities, residential and commercial mortgage-backed securities, and other governmental related securities. Our current investment strategy seeks first to preserve principal, second to provide liquidity for our operating and capital needs and third to maximize yield without putting principal at risk. We do not enter into investments for trading or speculative purposes. Our investments are exposed to market risk due to the fluctuation of prevailing interest rates that may reduce the yield on our investments or their fair value. We assess market risk utilizing a sensitivity analysis that measures the potential change in fair values, interest income and cash flows. As our investment portfolio is primarily short-term in nature, management does not expect our results of operations or cash flows to be materially affected to any degree by a sudden change in market interest rates. In the unlikely event that we would need to sell our investments prior to their maturity, any unrealized gains and losses arising from the difference between the amortized cost and the fair value of the investments at that time would be recognized in the condensed consolidated statements of operations.

Emerging Growth Company Status

We currently qualify as an “emerging growth company” under the JOBS Act. Accordingly, we are provided the option to adopt new or revised accounting guidance either (1) within the same periods as those otherwise applicable to non-emerging growth companies or (2) within the same time periods as private companies.

We have elected to adopt new or revised accounting guidance within the same time period as private companies, unless management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance. Our utilization of these transition periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.